Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) dated March 29, 2013 and related Prospectus of Nationstar Mortgage LLC and Nationstar Capital Corporation for the registration of $375,000,000 9.625% Senior Notes due 2019, $400,000,000 7.875% Senior Notes due 2020 and $600,000,000 6.500% Senior Notes due 2021 and to the incorporation by reference therein of our report dated March 15, 2013, with respect to the consolidated financial statements of Nationstar Mortgage Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 29, 2013